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                                                                     EXHIBIT 3.1


                             LIBERTY PROPERTY TRUST

                              ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

                FIRST:          The Declaration of Trust of Liberty Property
Trust, a Maryland real estate investment trust (the "Trust"), is hereby amended by deleting existing Article VII in its entirety and adding a new Article VII to read as follows:

                                  "ARTICLE VII

                            RESTRICTION ON TRANSFER,
                  ACQUISITION AND REDEMPTION OF EQUITY SHARES;
                           EXCHANGE FOR EXCESS SHARES


                SECTION 7.1 Definitions. For the purposes of this Article VII, the following terms shall have the following meanings:

                "Aggregate Share Ownership Limit" shall mean not more than 5.0% in value of the aggregate of the outstanding Equity Shares. The value of the outstanding Equity Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

                "Beneficial Ownership" shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

                "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.18, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

                "Charitable Trust" shall mean any trust provided for in Section 7.13.

                "Common Share Ownership Limit" shall mean not more than 5.0% (in value or in number of shares, whichever is more restrictive) of the aggregate number of the outstanding Common Shares. The number and value of outstanding


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        Common Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

                "Constructive Ownership" shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

                "Equity Shares" shall mean either Common Shares and Preferred Shares.

                "Excepted Holder" shall mean a shareholder of the Trust for whom an Excepted Holder Limit is created by this Article VII or by the Board of Trustees pursuant to Section 7.10.

                "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 7.10, the percentage limit established by the Board of Trustees for such Excepted Holder pursuant to Section 7.10.

                "Excess Shares" shall have the meaning ascribed to it in Section 7.2(b).

                "Initial Date" shall mean the date of issuance of the Common Shares pursuant to the initial underwritten public offering of Common Shares.

                The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of Equity Shares, as determined in good faith by the Board of Trustees.



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                "NYSE" shall mean the New York Stock Exchange, Inc.

                "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2, would Beneficially Own or Constructively Own Equity Shares in violation of the provisions of Section 7.2(a), and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

                "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

                "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Equity Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

                "SDAT" shall mean the State Department of Assessments and Taxation of Maryland.

                "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Equity Shares or the right to vote or receive dividends on Equity Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

                "Trustee" shall mean the Person unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

                SECTION 7.2 Ownership Limitation.

                (a)     Basic Restrictions.

                        (i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Equity Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the



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        Common Share Ownership Limit and (3) no Excepted Holder shall
        Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

                        (ii) No Person shall Beneficially or Constructively Own Equity Shares to the extent that such Beneficial or Constructive Ownership of Equity Shares would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the
        Code).

                        (iii) Notwithstanding any other provisions contained herein, any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Equity Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

                (b) Transfer in Trust. If any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of Section 7.2(a)(i) or
        (ii),

                        (i) then that number of Equity Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2(a)(i) or (ii) (rounded to the nearest whole share) (the "Excess Shares") shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in
        Section 7.13, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Excess Shares; or

                        (ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2(a)(i) or (ii), then the Transfer of that number of such Excess Shares that otherwise would cause any Person to violate Section 7.2(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Excess Shares.

                SECTION 7.3 Prevention of Transfer. If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a



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        Transfer or other event has taken place that results in a violation of
        Section 7.2(a) or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Equity Shares in violation of Section 7.2(a) (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Equity Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2(a) shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

                SECTION 7.4 Notice to Trust. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 7.2(a), or any Person who would have owned Equity Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2(b), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust's status as a REIT.

                SECTION 7.5 Information for Trust. From and after the Initial Date and prior to the Restriction Termination Date:

                (a) Every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Equity Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Equity Shares Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit.

                (b) Each Person who is a Beneficial or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

                SECTION 7.6 Other Action by Board. Nothing contained in this
        Article VII shall limit the authority of the Board of Trustees to take such other action as it



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        deems necessary or advisable to protect the Trust and the interests of the Shareholders by preservation of the Trust's status as a REIT.

                SECTION 7.7 Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1, the Board of Trustees shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

                SECTION 7.8 Increase in Ownership Limit. Subject to the limitations provided in Section 7.9, the Board of Trustees may from time to time increase the Common Share Ownership Limit and the Aggregate Share Ownership Limit.

                SECTION 7.9 Limitations on Changes in Ownership Limits. Prior to the modification of the Common Share Ownership Limit and the Aggregate Share Ownership Limit pursuant to Section 7.8, the Board of Trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT.

                SECTION 7.10 Exceptions by Board.

                (a) Subject to Section 7.2(a)(ii), the Board of Trustees, in its sole discretion, may exempt a Person from the Aggregate Share Ownership Limit and/or the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

                        (i)     the Board of Trustees obtains such
        representations and undertakings from such Person as are reasonably necessary to ascertain that no individual (defined to mean any Person who would be treated as an individual for purposes of Section 542(a)(2) of the Code (determined by taking into account Section 856(h)(3)(A) of the Code)) would Beneficially or Constructively Own Equity Shares in violation Section 7.2(a)(ii);

                        (ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 5.0% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Trustees, rent from such tenant would not adversely affect the Trust's ability to qualify as a REIT, shall not be treated as a tenant of the Trust); and

                        (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the



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        restrictions contained in Sections 7.2 through 7.7) will result in such
        Equity Shares being automatically transferred to a Charitable Trust in accordance with Sections 7.2(b) and 7.3.

                (b) Prior to granting any exception pursuant to Section 7.10(a), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

                (c) Subject to Section 7.2(a)(ii), an underwriter which participates in a public offering or a private placement of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own or Constructively Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

                (d) The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

                SECTION 7.11 Legend. Each certificate for Equity Shares shall bear substantially the following legend:

                The securities represented by this certificate are subject to restrictions on transfer for the purpose of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Declaration of Trust, no Person may Beneficially Own Shares in excess of that number of Shares which equals the lesser of 5.0% (or such greater percentage as may be determined by the Board of Trustees) of (a) the number of outstanding Equity Shares of the Trust and (b) the value of outstanding Equity Shares of the Trust. Any Person who attempts or proposes to beneficially own Shares in excess of the above limitations must notify the Trust in writing at least 15 days prior to such proposed or attempted Transfer. All capitalized terms in this legend have the meanings defined in the Declaration of Trust of the Trust, a copy of which will be sent without charge to each Shareholder who so requests. If the restrictions on transfer are violated, the securities represented hereby will be designated and treated as Excess Shares which will be held in the Charitable Trust by the Trust.



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                Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

                SECTION 7.12 Severability. If any provision of this Article VII or any application of any such provision is determined to be void, invalid or unenforceable by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                SECTION 7.13 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2(b) that would result in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2(b). The Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.18.

                SECTION 7.14 Status of Shares Held by the Trustee. Equity Shares held by the Trustee shall be issued and outstanding Equity Shares of the Trust. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

                SECTION 7.15 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee shall be paid with respect to such Equity Shares by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Equity Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable



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        Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this
        Article VII, until the Trust has received notification that Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

                SECTION 7.16 Sale of Shares by Trustee. Within 20 days of receiving notice from the Trust that Equity Shares have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section
        7.16. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.16, such excess shall be paid to the Trustee upon demand.

                SECTION 7.17 Purchase Right in Shares Transferred to the Trustee. Equity Shares transferred to the Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 7.16. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

                SECTION 7.18 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Trust shall designate one or more nonprofit


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        organizations to be the Charitable Beneficiary of the interest in the
        Charitable Trust such that (i) Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

                SECTION 7.19 Priority of New York Stock Exchange, Inc. Transactions. Notwithstanding anything in this Article VII to the contrary, nothing herein shall preclude the settlement of a transaction entered into through the facilities of the New York Stock Exchange, Inc. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

                SECTION 7.20 Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

                SECTION 7.21 Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing."

                SECOND:         The Articles of Amendment as set forth above
have been duly advised by the board of trustees and approved by the shareholders of the Trust as required by law.

                THIRD:          The undersigned President acknowledges these
Articles of Amendment to be the act of the Trust and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of the President's knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 21st day of June, 2004.

ATTEST:                                   LIBERTY PROPERTY TRUST



/s/ James J. Bowes                        By:/s/ William P. Hankowsky     (SEAL)
--------------------------------             --------------------------------
James J. Bowes, Secretary                    William P. Hankowsky, President




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